CytoGenix Signs Contract for Design/Build Development of New Plant and Office Facility

Houston, TX (November 3, 2006) CytoGenix, Inc. (CYGX:OB) announces the conclusion of negotiations with GSL Constructors, Ltd for the design/build development of a $3.8 million, 20,000 sq. ft. facility in Houston’s Westchase District.  The building will be located on a two and one-third acre site in the Oak Park at Westchase office park and constructed by GSL’s affiliate, Kingham Dalton Wilson whose experience spans over 110 years and 1,000 projects.  CytoGenix plans to occupy the building in the fourth quarter of 2007.

The new facility will be the company’s headquarters and provide the space for growth and expansion of DNA manufacturing capacity.  The building will contain approximately 8,000 sq. ft. of state-of-the-art, GMP-qualified clean-room space for production of clinical-grade synDNA™, the company’s proprietary synthesized DNA.  This area will house several production suites with capacity to produce 50 grams of high purity DNA daily.

Dr. Malcolm H. Skolnick, CytoGenix President and CEO commented, “This is a very important step in the evolution of our company and bringing increasing value to our shareholders.  This investment will allow us to manufacture GMP grade material for our synDNA™ influenza vaccines and for our herpes antiviral product Simplivir™, as well as, supplying a growing market for clinical grade DNA.  Once fully staffed, this facility will employ approximately 200 scientists, technicians and other professionals.  We are very happy to make this contribution to Houston’s economic development.”

Mr. Welcome Wilson, Jr., President of GSL stated, “One of the best things about my job is that I get to know and work with many different kinds of businesses.  I’m excited about the promise and the potential of the biotech industry in Houston and about CytoGenix in particular.”  Brad Berry of GSL added, “We view our clients as partners and as such will deliver a premium product on time.”

About CytoGenix, Inc.: CytoGenix, Inc. is a Houston-based biopharmaceutical company that develops and markets innovative products and services based on its proprietary ssDNA expression technology.  The company has developed a breakthrough synthetic process for large-scale production of high purity DNA at a fraction of the cost of traditional fermentation methods.  CytoGenix currently has one issued US patent and 47 international or US pending patent applications claiming methods and materials in connection with this platform technology.

About GSL: GSL is a Design/Build Developer of single tenant facilities. GSL has developed over 100 facilities in the Houston area since 1998 and owns over 60 facilities as Landlord.  Kingham Dalton Wilson has recently completed two other laboratory facilities and a financial center in the Westchase area and currently has other projects under construction throughout the Houston area.

SAFE HARBOR: Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to, general economic conditions, risks associated with the acceptance of new products, competition, and other factors more fully detailed in the company's filings with the Securities and Exchange Commission. Additional information about CytoGenix and its technology is found on the website at www.cytogenix.com.

Contact: Frank Vazquez (713) 789-0070.